UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 8, 2005

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)
450 South Orange Avenue, Orlando, Florida 32801 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (407) 650-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events.

On April 8, 2005, CNL Hotels & Resorts, Inc., formerly known as CNL Hospitality Properties, Inc. (the “Company”), hereby reports that the Special Committee of the Board of Directors of the Company (the “Special Committee”), on behalf of the Company, is in discussions with CNL Hospitality Corp., the Company’s advisor (the “Advisor”), regarding the possible amendment of the Agreement and Plan of Merger, dated as of April 29, 2004, as amended as of June 17, 2004, by and among the Company, the Advisor, CNL Hospitality Properties Acquisition Corp., CNL Real Estate Group, Inc., Five Arrows Realty Securities II, LLC, the Stockholders (as defined therein), and CNL Financial Group, Inc. (the “Merger Agreement”). Although the Merger Agreement remains in effect, it is currently contemplated that the Merger Agreement will not be consummated on its present terms. The Company anticipates that if an amended Merger Agreement results from such discussions, the amended Merger Agreement would be submitted to the Company’s stockholders for approval. There can be no assurance that the Company and the Advisor will agree to amend the Merger Agreement or, if amended, that such amended Merger Agreement, or any merger agreement, will be consummated.

A copy of the Agreement and Plan of Merger, as referred to above, and the First Amendment to Agreement and Plan of Merger, dated as of June 17, 2004, were attached as Appendices A and A-1, respectively, to the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on June 21, 2004.

This report contains “forward-looking statements” based on the Company’s current expectations and projections about future events. These forward-looking statements relate to, among other things, the possible amendment of the Merger Agreement. Future events and actual results could differ materially from those identified or contemplated by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: April 8, 2005	By:	/s/ C. Brian Strickland

Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary